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                                                                 EXHIBIT (12)(D)
                            FIRST UNION CORPORATION
                         FIRST FIDELITY BANCORPORATION
                     COMBINED COMPUTATIONS OF CONSOLIDATED
                      RATIOS OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
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                                                                                  YEARS ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                            1995         1994         1993         1992         1991
EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $2,218,601    2,087,887    1,795,265      977,302      699,815
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    1,281,312      861,573      628,840      591,458      878,337
(A.) Earnings...............................................   $3,499,913    2,949,460    2,424,105    1,568,760    1,578,152
Interest, excluding interest on deposits....................   $1,198,487      746,938      537,964      501,556      803,787
One-third of rents..........................................       67,768       69,164       69,498       68,082       62,941
Preferred stock dividends*..................................       41,447      132,846       66,931       74,860       63,354
Capitalized interest........................................        2,757        1,120          285          381        2,326
(B.) Fixed charges..........................................   $1,310,459      950,068      674,678      644,879      932,408
Consolidated ratios of earnings to fixed charges, excluding
  interest on deposits (A./B.)..............................         2.67X        3.10         3.59         2.43         1.69
INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations....................   $2,218,601    2,087,887    1,795,265      977,302      699,815
Fixed charges, excluding preferred stock dividends
  and capitalized interest..................................    4,134,640    2,907,617    2,572,828    3,031,582    4,145,434
(C.) Earnings...............................................   $6,353,241    4,995,504    4,368,093    4,008,884    4,845,249
Interest, including interest on deposits....................   $4,051,815    2,792,982    2,481,952    2,941,680    4,070,885
One-third of rents..........................................       67,768       69,164       69,498       68,082       62,941
Preferred stock dividends*..................................       41,447      132,846       66,931       74,860       63,354
Capitalized interest........................................        2,757        1,120          285          381        2,326
(D.) Fixed charges..........................................   $4,163,787    2,996,112    2,618,666    3,085,003    4,199,506
Consolidated ratios of earnings to fixed charges, including
  interest on deposits (C./D.)..............................         1.53X        1.67         1.67         1.30         1.15
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*Includes redemption premium of $41,355,000 in 1994.